Exhibit 99.2

MariMed Inc.

Second Quarter 2021 Earnings Call

Event Date/Time: August 17, 2021 — 8:00 a.m. E.T.

Length: 35 minutes

Corporate participants

Bob Fireman

MariMed Inc. — Founder & CEO

Jon Levine

MariMed Inc. — Founder & CFO

Conference Call Participants

Glenn Mattson

Ladenburg Thalmann — Analyst

Kyle Bauser

Colliers Securities — Analyst

Eric Des Lauriers

Craig-Hallum Capital Group — Analyst

Andrew Semple

Echelon Capital Markets — Analyst

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PRESENTATION

Operator

Good morning, and welcome to the MariMed Inc. Second Quarter 2021 Earnings Call.

With us on today’s call are Bob Fireman, CEO for MariMed, and Jon Levine, MariMed’s Chief Financial Officer.

Today, management will review the highlights and financial results for the second quarter and will give a business and operational update. Following management’s prepared remarks, there will be a Q&A session. During the Q&A portion of today’s call, we ask that you kindly limit yourself to one question and one follow-up.

A reminder that today’s conference is being recorded.

I would also like to remind everyone that during today’s call, management will discuss the Company’s business outlook and make forward-looking statements. Actual events or results could differ materially due to a number of risks and uncertainties, including those mentioned in filings with the SEC. These comments are made based on predictions and expectations as of today. And other than as required by applicable securities laws, the Company does not assume any obligation to update or revise them to reflect new events or circumstances.

Now at this time, it is my pleasure to introduce Bob Fireman, MariMed’s CEO. Bob, the floor is yours.

Bob Fireman — Founder & CEO, MariMed Inc.

Thank you, Operator, and good morning, everyone. I’d like to start this morning’s call with selected highlights of MariMed’s Q2 second quarter 2021 performance and then provide an update on the Company’s developments, including the execution of our strategic growth plan. After that, I’ll pass the line to Jon to review our financial results in more detail.

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I am extremely pleased to report that we achieved our highest-ever revenue and profitability during the second quarter. Our revenue increased to $32.6 million, a 239 percent increase compared to the same period in 2020 and a 32 percent increase compared to our Q1 2021.

Our adjusted EBITDA increased to $13.9 million, a 391 percent increase compared to the same period in 2020 and a 73 percent increase compared to Q1 2021.

Our gross margins were also excellent at approximately 60 percent compared to approximately 54 percent in Q1 2021.

We are incredibly proud that our disciplined approach to financial controls and operational excellence delivered significant growth, balance sheet strength, and free cash flow. All hallmarks of a well-run company.

So what were the factors and drivers that contributed to this strong performance? The groundwork started in late 2019, continued throughout 2020 when we completed the acquisition and consolidation of our Illinois and Massachusetts businesses into MariMed.

It was not until the third quarter of 2020 that we ramped up adult-use sales at our three dispensaries in Illinois and the one in Massachusetts. That revenue has rolled nicely into our 2021 reporting, with an additional dispensary in Illinois open and hopefully more to come.

The first driver was the increase in the wholesale sales of the Company’s Nature’s Heritage high-quality cannabis in Massachusetts, as our New Bedford cultivation and production facility is now firing on all cylinders.

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Our craft growing approach to cannabis cultivation, which starts with the finest genetics and seeds, our hands-on horticultural principles, combined with automation and technology advances, has fueled higher volume and consistent quality at scale, and has earned MariMed the reputation of a best-in-class grower in the markets we serve.

A second driver was the spike in revenue at our retail locations in Illinois and Massachusetts. We opened Thrive Metropolis, our fourth Illinois dispensary, in the second quarter, joining our three other Thrive-branded adult-use dispensaries that had opened during 2020.

Thrive Metropolis, located in the fictional home of Superman, has exceeded expectations. I am thrilled to report that its revenue contribution to the quarter was nothing short of heroic.

In Massachusetts, our Panacea Wellness dispensary in Middleborough continues to increase its recreational customer and medical patient counts and its average sales ticket size as well.

The third driver was an increase in sales and licensing fees associated with MariMed’s award-winning product portfolio, including our Betty’s Eddies vegan chews brand, our Nature’s Heritage premium flower brand, our Kalm Fusion precision dose chewable mint brand, and others. MariMed’s brands are now available in six states and Puerto Rico, and we expect more to come.

I should take a minute to call out Betty’s Eddies in particular, which has grown to become one of the most popular edibles brands in the industry. Betty’s is the top-selling edible brand in Massachusetts and Maryland according to BDSA data, which isn’t a surprise considering the consumer and editorial accolades it received and the awards the Betty’s brand regularly wins. Last month, Betty’s was named the hottest edible in Massachusetts by the influential pop culture website, respectmyregion.com, for its consistent taste, texture, and experience.

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We have another winner coming soon in the infused ice cream line of products we announced a few weeks ago. We are thrilled to be collaborating with a fellow Boston-based company, the legendary Emack & Bolio’s, on a vegan and dairy cannabis infused ice cream brand that we will launch later this year.

The pairing and blending of our best-in-class cannabis formulations with Emack and Bolio’s quality and outrageous flavors should result in an ice cream experience that consumers will love. We will also soon introduce a line of infused powdered drink mixes, seizing on this very hot consumer category.

Increasing management fee income resulting from higher revenue and continued success of our managed cannabis license clients was our fourth driver. Let me reiterate that a core component of our strategic growth plan is to consolidate these highly valuable businesses into our company so that we can realize their total revenue in our financial reporting.

As we continue in the second half of 2021, our focus is on the following. First, we’re working to complete the acquisition and consolidation of our clients’ businesses that we developed and manage.

Second, continuing to grow organically all of our businesses as we have been doing successfully quarter over quarter. We have a solid platform, great brands, and a deeper team of experts in marketing, sales, and communication to support this growth. We recently added some key individuals to our leadership team. Robert Hall, formally of Boston Beverage, is serving as a senior advisor to oversee our brand strategy and help us expand our brand product sales, marketing, and licensing.

Howard Schacter, Chief Communication Officer, who joined MariMed to get our story of success to the public and capital markets just as he has done for companies like McDonalds, Facebook, and others in cannabis. And Kevin Compagna, Vice President of Wholesale and Licensing Sales, who brings the Company decades of sales experience in the alcohol industry.

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A third focus will be to identify opportunities to expand the Company’s footprint, both deeper into existing states and into new states. We are eager to become fully vertical in Illinois and bring our great brands and portfolios of products to complement our strong retail sales.

We continue to develop plans to open two new licensed dispensaries in Massachusetts and are working on plans to do more in other legal states. We have a proven track record in winning licenses through the application process and will seize opportunities in new and expanding legal markets in the Northeast and Midwest.

M&A is also on our radar. We are considering several options to acquire companies that would be accretive to our business and share our vision to be a trusted source of quality cannabis products that will improve the health and wellness of our customers.

We require like-minded management that is committed to manufacture consistent, precision-dose, quality products. They must also have a similar workplace culture and share our commitment to diversity, inclusion, social justice, environmental sustainability, and corporate governance.

Finally, our fourth focus for the remainder of the year will be to continue investing in our existing cultivation and processing capabilities, both in terms of facility expansion and innovation. We are expanding our product facilities in Delaware and Maryland in the near term and expect to do the same in Massachusetts next year. More canopy, new GMP-compliant kitchens, additional testing and lab equipment, and new automated technologies will increase efficiencies, volume, and quality of our products while lowering our production costs to improve our profitability.

Our platform of great assets and brands, the continued implementation of our strategic growth plan, and our successful effort to significantly strengthen our financial position have all come together nicely.

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MariMed is well positioned on a solid foundation for continued success during the second half of 2021, and well into the future. I have never been more confident, energized, and excited about the future of MariMed than I am at this moment in time. I have every confidence that our hard work and achievable plan will soon create incremental stockholder value. We have all the elements to soon elevate our position into the top tiers of cannabis industry MSOs.

Benzinga recently called us the best-kept secret in cannabis. We appreciate that acknowledgement, but it’s because our stock trades at such a discount against our peers, and we don’t want this title to continue. We know we will be rewarded by communicating our story of success out there, staying focused on the task at hand every day, and delivering excellent financial results.

To conclude, I’m incredibly proud of what we have achieved this quarter, and I look forward to continuing to drive strong long-term value to our stockholders. We make this commitment on behalf of our incredible national and local marketing teams who are at the heart and soul of what makes MariMed a very special company.

Now I’ll pass the call on to Jon Levine, who will review the finical results of the quarter. Jon, take it away.

Jon Levine — Founder & CFO, MariMed Inc.

Thank you, Bob, and good morning, everyone. Today I’ll provide a brief overview of our second quarter 2021 financial results.

As Bob noted, in the second quarter of 2021, our revenues increased 239 percent to $32.6 million compared to $9.6 million for the same period in 2020. Gross profit on revenues increased by 215 percent to $13.2 million for the second quarter of 2021 compared to $3.5 million for the same period in 2020.

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Sequential growth compared to the first quarter of 2021 saw an increase of 32 percent in revenue and 47 percent in gross profit.

As Bob mentioned, there were a number of factors that contributed to the improvement in revenues and earnings during the second quarter, including the increase of wholesale sales from our New Bedford, Massachusetts cultivation and manufacturing facility; increased recreational sales at our dispensaries in Middleborough, Mass; substantial same-store sales growth from the Company’s three previously owned Illinois dispensaries, as well as the opening in May of 2021 of the Thrive Metropolis dispensary; and the management fee revenue in the second quarter of 2021 versus the second quarter of 2020 from the continued success of the Company’s managed cannabis licensed clients in Delaware and Maryland.

Operating expenses for the second quarter of 2021 were $7.8 million compared with $4.1 million in the same quarter of 2020. Contributing to the increase was the growth of operations at both new and existing locations.

We are reporting adjusted EBITDA for the first time this quarter. We believe this more accurately mirrors operating cash flow than EBITDA and is consistent with how most of our peers report their results.

As a result of the above performance diverse factors, we achieved an adjusted EBITDA of $13.9 million and an EBITDA of $12.3 million for the quarter, which represents an increase of 391 percent and 440 percent respectively over the same period in 2020, and an increase of 73 percent and 61 percent respectively compared to the first quarter of 2021.

Net income for the second quarter of 2021 was $7.6 million compared to a net loss of $1.1 million in the second quarter of 2020. Our cash position strengthened significantly, as we generated $10.8 million in cash from operations, compared with $6.8 million in the first quarter of 2021 and $0.9 million in the second quarter of 2020.

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Cash and cash equivalent increased to $17.4 million at June 30, 2021 compared with $3 million at December 31, 2020.

Total working capital increased to $24.3 million at June 30, 2021 compared to negative working capital of $2.2 million at 12/31/20.

For further information on financial and operating performance, I encourage you to review the Company’s 10-Q, which has been filed and is available at www.sec.gov.

Based on the strength of our performance to date, we are revising our guidance for 2021. Revenue to $118 million from $100 million, and EBITDA, to $32 million from $30 million. Additionally, we are adding guidance for adjusted EBITDA for the first time at $42 million for 2021.

The guidance excludes any potential new acquisitions, M&A, or new facility locations for the balance of this year. However, management is consistently looking for opportunities that would be attractive to our earnings.

MariMed’s management is confident that the positive momentum of revenue and earnings will continue through the remainder of 2021 and even better in the future, as we continue to execute our strategic growth plan.

This concludes our prepared remarks. Now I’d like to open the call for questions. Operator, go ahead.

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Q&A

Operator

Thank you. Ladies and gentlemen, we will now begin the question-and-answer session. Should you have any questions, please press *, followed by 1 on your touch-tone phone. You’ll hear a three-tone prompt acknowledging your request and your questions will be polled in the order they are received. Should you wish to decline from the polling process, please press *, followed by 2. If you’re using a speakerphone, please lift your handset before pressing any keys. One moment for your first question.

Your first question comes from Glenn Mattson with Ladenburg Thalmann. Please go ahead.

Glenn Mattson — Ladenburg Thalmann

Hi. Good morning, and thanks for taking the question, and congrats on the results. So, impressive cash generation for sure, so nice to see that. So curious, I think CapEx for the first half was kind of in that $7 million to $8 million range. You talked about investing in cultivation and some other aspects. Can you give us a sense of what CapEx would be for the remainder of the year?

Jon Levine

Bob, do you mind if I take that one?

Bob Fireman

Yeah. Go ahead, Jon. Thank you, Glenn.

Jon Levine

Thank you, Glenn. Yes. We’re in the process of completing a expansion in the State of Delaware where we’re building out an additional 60,000-square-foot cultivation center, and a brand-new state-of-the-art commercial kitchen. We’ll be spending another $2.5 million there. And then we’re working on expansion of a kitchen in our Maryland location, which will cost us approximately another $2 million. So we’re looking at spending that on the existing facilities over the next two quarters, and we’re still looking at adding some additional CapEx for additional retail stores both in Massachusetts and in Delaware.

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Glenn Mattson

Great. Thanks for that. And then, Bob, can you just give us a sense on the priorities on the M&A front? So you talked about going vertical in Illinois and then potentially looking at other opportunities. So just give us a sense of how those two objectives rank and just how aggressive you’re being as you look out there as far as pricing and how comfortable you feel with what’s out there now versus what you have invested. And that’s it for me. Thanks for the questions.

Bob Fireman

Thank you, Glenn. I think when you look at our strategic growth plan, I mean, obviously we’re going to look initially to consolidate the businesses that we built and operate and grow organically. However, as our stock price gets to where we need it to be and we get a proper multiple, we will become more active in the M&A world.

Right now, we’re looking to partner with some of the folks that just won these additional craft licenses in Illinois. The State is going to issue 65 of them. If we could partner that and get a production and cultivation, and we could add up to 10 dispensaries and be vertically integrated in a great cannabis state like Illinois.

We have conversations going on with folks in Michigan and Missouri. We’re actively looking to apply for new licenses in Connecticut, New Jersey, and New York as these states put out new RFPs and have new opportunities.

So, we like great states. We look to find some single operators, entrepreneurs that share our vision and our values, and we’d like to be part of something bigger. We don’t go out and get into the large auctions with some of our larger MSOs because we’re business-value guys and we’re very careful with our cash.

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So yes, M&A is going to be big. And thank you for the question.

Operator

Thank you. Your next question comes from Kyle Bauser with Colliers Securities. Please go ahead.

Kyle Bauser — Colliers Securities

Great. Thanks. Good morning. Thanks for all the updates. Incredible results here. To talk a little bit about what you’re seeing in the Metropolis Illinois store. It’s obviously exceeding expectations significantly. Are there any features or characteristics of this store that you can call out that’s kind of led to some of the success?

Bob Fireman

I got it, Jon, unless you want to. I mean, when we heard we were going to Metropolis, the home of Superman, I don’t know who’s old enough on the call to know Superman and the Daily Planet and Perry White and stuff. But we took over a facility that was a car dealership, and it’s on the Kentucky border near Paducah. It gets an amazing tourist attraction in the summer months and gets a lot of flow from out of state and the people in Southern Illinois.

When we lined up to cut the ribbon, there were 400 people in line, and the steady traffic has been incredible. They just ran a Superman event out there, and thousands of people show up as Superman and Superwoman, and there’s a lot of activity. So that store is killing it for us, and we expect that to continue well into the future. So—

Jon Levine

And I’d like to add just one more statement that, when you were asking, Kyle, you were asking about what we changed differently there. That location is our largest location in Illinois, and we have enough sales counters to handle the demand that comes in on a daily basis. So the attraction also is the size of the retail floor.

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Kyle Bauser

That’s great. I appreciate that. And then, my next question is just around the launch of ice cream later this year. Are there any sort of logistical things that you’re thinking about as you work to roll that out? I know it’s a new offering. Just kind of wondering how you’re thinking about that from a logistical standpoint. Thank you.

Bob Fireman

Well, Kyle, we’re amazingly—the quality of the product we test marketed, the results have been fantastic. Especially it’s a vegan product, and people think it’s creamy and there’s no cream in it.

Our team is working on the logistics. So obviously, it needs to be frozen when delivered to dispensaries. In the dispensaries, they need to have freezers in their limited vault space. And the challenges of childproof bags and packaging and allowing it to go into bags when the consumers buy it so that they can get it home within an hour or two and make sure it’s still frozen.

So those questions we’ve answered. We should be testing that in September and October. And we’re going to try it in 1 to 10 dispensaries. And once we have all the systems out, we will ramp it up and roll it out in Massachusetts originally and then to our other states.

So we’re really—as our friend at Emack says, we’re stone-alicious, and it’s an incredible product.

Kyle Bauser

No. That’s what it sounds like. Well, appreciate all the updates here, and congratulations on the phenomenal quarter.

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Bob Fireman

Thank you, Kyle.

Jon Levine

Thanks, Kyle.

Operator

Thank you. Your next question comes from Eric Des Lauriers with Craig-Hallum. Please go ahead.

Eric Des Lauriers — Craig-Hallum Capital Group

Great. Thanks for taking my questions, and awesome. Congrats again. Some impressive results here, guys. First, I was wondering if you could—are you guys able to break out the revenues in the quarter between wholesale, retail, and fees?

Jon Levine

Yes. I can. Cannabis sales were 72 percent retail versus 28 percent wholesale for the quarter. That’s an increase in our wholesale from 2020 where we were only at 14 percent and 86 percent of the retail. It’s a 43 percent wholesale increase on the subsequential quarter to quarter.

Eric Des Lauriers

Okay. Great. And are you guys getting much in brand licensing fees? Or is that rather immaterial at this point? I just didn’t see it broken out, so apologies if I missed that.

Jon Levine

Yeah. No. It’s about 5 percent.

Eric Des Lauriers

Okay. Great. Appreciate that color there. And then can you just remind us how we should expect—or, I guess, how you guys expect that mix to change as you execute on that consolidation plan? And maybe remind us of the timing and remaining hurdles needed to complete that plan? Thanks.

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Jon Levine

Bob, do you want this? Or you want me to take it?

Bob Fireman

Go ahead, Jon.

Jon Levine

The wholesale business with the consolidation plan would increase as Maryland has a larger wholesale business and has the retail also. But with Delaware, where we’re able to combine that, right now there is no wholesale business. It’s a seed-to-sale location. So that would be mostly just sale of retail. So that would—if we were ever able to roll that up with that conversion from a not-for-profit to for-profit, we’d be able to generate more revenue, but that would be considered retail, which would put it back to the skew of more retail sales versus wholesale.

As we go in Nevada, Nevada would be a full wholesale market. So that would also increase our percentage of wholesale. So as we roll up, it depends on what the market is, but we would be able to bring it closer to about a 40 percent of wholesale as we close more of these transactions.

Bob, do you want to talk about timing?

Eric Des Lauriers

Okay. Great.

Bob Fireman

So, Eric, our timing is ASAP. Obviously, we have some state approvals that need to get passed. And in Delaware, we’re looking—obviously when the state goes to recreational, that becomes available. And in Maryland, we have the loss that we reported, but we’re working to try to settle that as well. So we’d like to consummate that, and hopefully have some news that we can report in the next 60 days.

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Eric Des Lauriers

Okay. Great. That’s very helpful color. I appreciate that. Last one for me here. I know that the improvements you’re making in Delaware and Maryland are mostly on the kitchen and processing side versus just kind of expanding cultivation, for example. So, to the extent that you’re able to answer it, I was just wondering if you could provide any color on what kind of increase in volumes you guys are expecting with those CapEx projects in Delaware and Maryland. Thanks.

Bob Fireman

Jon?

Jon Levine

Those are managed facilities, we’re unable to discuss the increase of the revenues there because we do not report their revenues. But those facilities we’re also in, I think you misstated, Delaware, we’re building out an additional 60,000 of cultivation, which will more than double their capacity.

Eric Des Lauriers

Okay. Great. All right. Great. Thanks, guys.

Bob Fireman

Thank you, Eric.

Operator

Thank you. Your next question comes from Andrew Semple with Echelon Capital. Please go ahead.

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Andrew Semple — Echelon Capital Markets

Hi. Congrats on a strong quarter, and thanks for taking my questions here. First one from me. Just wanted to get your team’s opinion on the new retail licenses issued in Illinois and additional retail stores coming into that marketplace. Do you expect that to have any impact on your business at all? And if those stores roll out sooner rather than later, would you perhaps maybe accelerate your plans to look at Illinois cultivation and wholesale perhaps more in the near term rather than kind of after those stores open? Thank you.

Bob Fireman

Yeah. Thank you, Andrew. You know, Governor Pritzker rolling out this lottery has changed the dynamic of what’s available. Obviously the big, limited licenses, original cultivators control the marketplace, but these craft licenses that allow initially 14,000 or 15,000 feet of cultivation can be stacked by the end of the year.

So as we sit on the current law, MariMed can own up to 10 dispensaries, and those ping pong balls are dropping, and there’s another lottery falling this week. So we’re in contact with some of the winners. And our goal would be to roll up another six because, if they need a partner that knows how to do it and wants to be bigger with us, it would be great. And if we could partner on two of these craft licenses, we would have 38,000 feet of canopy, if not more, and 10 dispensaries, and we would be a major player in Illinois.

Andrew Semple

That’s great. Thanks for that. My next question here, I just want to make sure I understand the revenue guidance that was put out for 2021. You raised it to $118 million for the full year. Given that you did $57 million in the first half, that would imply about $61 million in the back half. That would actually be a little bit below your current Q2 run rate. So do you have any comments whether you’re expecting any pressure on the business in the back half? Or seasonality? Or do you think the guidance there is just maybe a little bit on the side of conservatism? Just want to see if you had any color on that.

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Jon Levine

I would say that we’re being slightly conservative and expect to beat the revenue estimates. It’s just that we’re being overly conservative at this moment.

Andrew Semple

Gotcha. Thank you very much.

Bob Fireman

Thank you, Andrew.

Jon Levine

Thank you.

Operator

Thank you. There are no further questions at this time. Mr. Fireman, you may proceed.

Bob Fireman

Well, thank you, ladies and gentlemen. I’m very pleased that we have delivered our strongest quarter of financial results ever to our stockholders in the second quarter. While I’m so proud of our experienced management team, which has been together for over 10 years, I want to give special thanks to the entire MariMed team, from the cultivators to the dispensary operators, for their continued hard work and dedication. As I commented earlier, it is their passion and dedication that makes MariMed a very special and unique cannabis company.

We look forward to updating you on our continued progress. Thank you all so much for joining us today and have a great day.

Operator

Ladies and gentlemen, this concludes your conference call for today. We thank you for participating and ask that you please disconnect your lines.

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